Exhibit 99.1
Hickory Ridge Group
13032 Highland Road
Highland, MD 20777
o. 410.412.3942  f. 301.854.2778 e. john.p.mcdaniel@hrfmail.com

June 6, 2010

Mr. Edwin F. Hale, Sr.
Chairman
1st Mariner Bancorp
3301 Boston Street
Baltimore, MD 21224

Dear Ed:

It is with great regret to inform you of my resignation from the Board of Directors of 1st Mariner Bancorp, effective immediately.  As you know, I was just elected Chair of the Washington Real Estate Investment Trust and I have also started a new business, The Hickory Ridge Group.  From a time commitment perspective, I must reduce my outside board involvement.

I have full confidence in your leadership and that of the Board of Directors, as well as the FMAR executive management team.

Please do not hesitate to contact me if you have any questions or if I can be of further assistance to First Mariner.  It is a wonderful organization.

Best,

/s/ John P. McDaniel

John P. McDaniel
Chairman

Cc:            Board of Directors